UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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ARCONIC INC.
(Name of Registrant as Specified in Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

LARRY A. LAWSON

CHRISTOPHER L. AYERS

ELMER L. DOTY

BERND F. KESSLER

PATRICE E. MERRIN

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Elliott Associates, L.P. and Elliott International, L.P., together with the other participants in such proxy solicitation (collectively, “Elliott”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of four highly-qualified director nominees at the 2017 annual meeting of shareholders of Arconic Inc., a Pennsylvania corporation (the “Company”).

Item 1: On March 23, 2017, Elliott issued the following press release, which includes the full text of a letter issued to the Company’s employees and was also posted by Elliott to www.NewArconic.com:

Media Contact:

Stephen Spruiell
Elliott Management Corporation
(212) 478-2017
sspruiell@elliottmgmt.com

Elliott Sends Letter to Arconic Employees

Lays Out Facts of Apparent Vote-Buying Deal

NEW YORK (March 23, 2017) – Elliott Management Corporation (“Elliott”), which manages funds that collectively beneficially own a 13.2% economic interest in Arconic Inc. (NYSE: ARNC) (“Arconic” or the “Company”), today sent a letter to Arconic employees laying out the facts of the secret vote-buying agreement that was disclosed on March 13, 2017.

The letter comes in response to a letter to employees from CEO Klaus Kleinfeld, which disputed Elliott’s previous letters to the Board about the vote-buying agreement without disputing a single specific fact or offering an explanation of the vote-buying.

Elliott’s previous letters to the Board on this matter can be viewed at NewArconic.com. Dr. Kleinfeld’s letter to employees was filed with the Securities and Exchange Commission yesterday morning.

The full text of the letter follows:

March 23, 2017

Dear Arconic Employees,

Since investing in Arconic, we have gotten to know many current and former Arconic employees. We’ve come to admire the industrial know-how, technical competence, pride, and integrity of the Alcoans that built this Company. We have a tremendous amount of respect for all of you. You deserve a chief executive that is ethical and upright. While we wish it were otherwise, indications are that you do not currently have such a chief executive.

Last Thursday, we wrote Arconic’s Board a letter detailing your chief executive’s apparent diversion of corporate assets for his own benefit related to a vote-buying agreement that was deliberately concealed (likely in violation of applicable law) from the Company’s shareholders for the better part of a year (the “Secret August Voting Lock-Up”).1

1 On March 13, 2017, Arconic Inc. (“Arconic” or the “Company”) filed a Proxy Statement with the Securities and Exchange Commission (SEC) which disclosed for the first time that the Company’s resolution of a working-capital adjustment arising out of Arconic’s 2014 acquisition of Firth Rixson included entering into a vote-buying agreement. The agreement locked up the vote of approximately 8.7 million shares of Arconic common stock for a period of two years in exchange for the resolution of potential claims against the former owner of Firth Rixson (the “Secret August Voting Lock-Up” or “Settlement”). The Secret August Voting Lock-Up requires the former owner of Firth Rixson to vote any shares of Arconic common stock that they beneficially own as of the record date in favor of the election of directors nominated by the Company’s Board, including Dr. Kleinfeld.

On Tuesday, you received a letter from your CEO, Klaus Kleinfeld. Without supporting detail or evidence, Dr. Kleinfeld insisted Elliott’s “allegations are false.”

First, What Happened?

Almost 3 years ago, in June of 2014, Arconic (then Alcoa) announced that it was buying Firth Rixson for ~$3 billion in cash and stock.2 To justify the high price tag, your CEO insisted that Firth had better days ahead as part of Alcoa.3 Dr. Kleinfeld believed that under his stewardship, Firth Rixson would grow. That didn’t happen. Instead, Firth Rixson actually shrunk and in 2016 missed management’s earnings target by more than 60%.

Sometime in 2016, Arconic likely decided that it had some legal claims against the Seller of Firth Rixson. Legal claims like the ones Arconic believed it had against the Seller of Firth Rixson belong to the Company and cannot be used by management for its own personal benefit. Unfortunately, Dr. Kleinfeld appears to have done just that. He appears to have used Arconic’s potential claims to obtain a written agreement that the Seller of Firth Rixson would vote its stock in favor of Dr. Kleinfeld and the Board’s recommended nominees at the Company’s next two Annual Meetings. In short, Dr. Kleinfeld appears to have taken claims – assets – belonging to the Company and used them for his own personal benefit and to promote his own entrenchment and that of the Board.

Let’s go through the relevant issues one-by-one:

Did Arconic enter a vote-buying agreement with the seller of Firth Rixson?

Yes. Dr. Kleinfeld’s own letter confirms that “the agreement included a voting commitment from Oak Hill.”

Did Arconic fail to disclose this agreement for seven months?

Yes. The Secret August Voting Lock-Up was agreed to on August 18th. There was no disclosure of the Secret August Voting Lock-Up in the Quarterly Report filed on November 9, 2016, at the Investor Day on December 14th, or in the Annual Report filed on February 28, 2017, or the Preliminary Proxy filed on March 2, 2017.

Did Arconic management fail to inform the Board of this arrangement?

It appears so. Neither the Board nor Dr. Kleinfeld has provided details as to when the Board learned of the Secret August Voting Lock-Up, but, based on the absence of such detail, the hasty response, and the immediate waiver of the agreement, it seems very likely the Board only learned of this scheme when Elliott pointed it out or when it was finally disclosed on March 13, 2017.

2 Accelerating Alcoa’s Transformation, Announcing Firth Rixson Acquisition, Alcoa Inc., June 26th, 2014

3 Accelerating Alcoa’s Transformation, Announcing Firth Rixson Acquisition, Alcoa Inc., June 26th, 2014

Is this Secret August Voting Lock-Up contrary to law?

It appears so. A fundamental principle of corporate governance is that management cannot use the Company’s assets for its own benefit. In his letter to you, Dr. Kleinfeld did not articulate what corporate purpose could possibly have been served by the Secret August Voting Lock-Up. Moreover, the Company’s actions are an implicit admission of guilt. If the Secret August Voting Lock-Up served a valid corporate purpose, why did the Company hide the agreement for seven months and why is the Company now “choosing” to waive it?

Is the Secret August Voting Lock-Up contrary to Arconic’s own Code of Ethics and Code of Conduct?

Yes. In Arconic’s Code of Ethics, the CEO and other high-level executives are required to “avoid actual or apparent conflicts of interest between personal and professional relationships.”4 Dr. Kleinfeld appears to have entered into a voting agreement on behalf of Arconic with the Seller of Firth Rixson. The benefits of that agreement flowed directly to him – the Seller was required to vote its shares in favor of Dr. Kleinfeld, thereby helping him keep his very high-paying job (in which he has been paid over $128 million dollars by the Board over his nine years at the Company). This is a clear conflict of interest and a violation of Arconic’s Code of Ethics.

Page 15 of Arconic’s Code of Conduct states that “a bribe is offering, giving or receiving anything of value (no matter how small) in order to improperly influence a business decision.”5 Management says, without evidence, that “no additional value was given for the commitment.” This doesn’t pass the laugh test. Anyone who has actually worked in a business knows that all negotiated terms of a commercial agreement, by definition, relate directly or indirectly to value – otherwise a commercial enterprise, which exists for the purpose of making money, would not bother to negotiate them. Just as you wouldn’t give away your vote for free (in this Proxy Contest or in any other democratic election), Arconic clearly provided at least some value – directly or indirectly – to the Seller of Firth Rixson to obtain the Secret August Voting Lock-Up.

The Board’s Responsibility

Each and every Arconic employee is required to act in accordance with the Company’s Code of Conduct, and those deemed financial professionals, including the CEO, are held to even higher standards.6 All we are asking Arconic’s Board to do is to treat top management the same way top management would treat you. There cannot be one set of rules for the people on Park Avenue and a different, higher, standard, for the rest of the employees throughout the organization or out in the field.

Arconic’s own outside counsel wrote that it is the Board’s job to “establish the appropriate ‘tone at the top’ to actively cultivate a corporate culture that gives high priority to ethical standards, principles of fair dealing, professionalism, integrity, full compliance with legal requirements, ethically sound strategic goals and long-term sustainable value creation.”7 We say to the Arconic Board: Take this advice – you cannot demand that your employees behave lawfully and ethically when you permit your CEO to take Company assets and use them for his own benefit.

4 Arconic Code of Ethics, available at http://www.arconic.com/global/en/investors/code-of-ethics.asp

5 Arconic Code of Conduct, available at https://www.arconic.com/global/en/pdf/arconic-code-of-conduct.pdf

6 Arconic Code of Ethics, available at http://www.arconic.com/global/en/investors/code-of-ethics.asp

7 “The New Paradigm, A Roadmap for an Implicit Corporate Governance Partnership Between Corporations and Investors to Achieve Sustainable Long-Term Investment and Growth,” Martin Lipton, Wachtell Lipton Rosen & Katz, prepared for the International Business Council of the World Economic Forum, available at: http://www.wlrk.com/docs/thenewparadigm.pdf

Why the Board Has Struggled Thus Far To Fulfill Its Responsibility

Board members are human beings, and we are mindful that there are extensive personal ties – longstanding friendships and shared memberships on boards other than Arconic’s – between members of the Board and top management. For instance, the Company’s Lead Independent Director (the only position on the Board having power remotely rivaling that of Dr. Kleinfeld), Patricia Russo, and Dr. Kleinfeld effectively supervise each other at Arconic and Hewlett Packard Enterprise Company (“HPE”).

•	At Arconic, Ms. Russo serves as Lead Independent Director and is responsible for supervising Dr. Kleinfeld as CEO and Chairman. At the same time, at HPE, Dr. Kleinfeld serves on the committee responsible for supervising Ms. Russo, who serves as the Chairman.

•	At Arconic, Ms. Russo sits on the committee responsible for overseeing the compensation of Dr. Kleinfeld as Chairman and CEO. At the same time, at HPE, Dr. Kleinfeld sits on the committee responsible for overseeing Ms. Russo’s pay as Chairman.

Thus, each is responsible for supervising the other and setting the other’s pay and compensation. This remarkable arrangement is surely likely to create some awkwardness and discomfort in light of the current circumstances at Arconic. However, personal ties should not be permitted to affect or cloud the Board’s judgment or its independence, nor should any expectation of continued mutual back-scratching in the future.

It’s Not Just Vote-Buying

Since we announced our campaign for a change in Arconic’s leadership, we have received, unsolicited, an outpouring of e-mails and other communications from current and former Arconic employees, customers, and suppliers. They describe highly questionable behavior on the part of management. We have learned that management, in a desperate attempt to keep its lucrative position, has taken a variety of actions that could imperil the long-term sustainability of the Company in order to flatter short-term performance. Specifically, a recent e-mail informed us that “capital spending for 2017 has been indiscriminately slashed” preventing “factories from being able to ramp up their production on growth programs.” Like many in the field at Arconic, this individual “remain[s] in fond hope that the much needed change is not far away.”

We have also heard from scores of demoralized plant employees and former employees deploring the distance, physical and cultural, between management and the team in the field. As one former employee put it, “Moving the corporate headquarters from Pittsburgh to one of the most expensive properties in Manhattan, the Lever Tower, was nothing but self-serving for [the old CEO]. It is my understanding that Kleinfeld took it to the next level by hiring a host of PR people to promote him. How many millions are spent in New York on that office?”

This former employee, echoing many others, wrote, “In your documentation outlining your attempt to rescue Alcoa, you use the word Alcoan. That word was synonymous with the word family. It was a term of endearment and a badge of honor for every one of us.” He added, “As an Arconic shareholder, you have asked me to vote my few shares in favor of your agenda that if successful, would rid the once great company Alcoa of this incompetent management … I sincerely hope that voting my few shares helps to rid Alcoa of this incompetence.”

To that employee and others, we hear you. We thank you for your vote. And the day is coming when Arconic will once again have the world-class leadership all of its employees and shareholders deserve.

We are Long-Term Investors

Management owns very little of Arconic. The Board owns even less – just 0.06%. For both management and the Board, most of its shares were awarded as grants and not purchased on the open market. In fact, your CEO hasn’t bought a single share of stock – with his own money – since 2007 (before he became CEO) and he has sold the majority of shares he has been given. It is likely of far greater importance to the CEO that he keep his high-paying job – $15 to $20 million per year evidently regardless of performance – and protect his legion of allies imported from Siemens than it is to promote the long-term interests of the Company.

By contrast, Elliott has an approximately $1.6 billion investment in Arconic. Our decision to make such a large investment was not made lightly, and it wasn’t made to produce a quick buck. To increase the value of our investment in Arconic, the Company must perform better over the long haul. We are long-term investors, and we are highly committed to seeing Arconic improve in ways that will stand the test of time.

Before you were employees of Arconic, you were Alcoans. We know what that means. You deserve leadership that is competent, honest, and ethical.

Your Board must act – now.

Thank you,

Elliott Management Corporation

Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”), together with the other participants in Elliott’s proxy solicitation, have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with the 2017 annual meeting of shareholders (the “Annual Meeting”) of Arconic Inc. (the “Company”). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott’s proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners LLC, at its toll-free number 1-877- 869-0171 or via email at info@okapipartners.com.

About Elliott

Elliott Management Corporation manages two multi-strategy hedge funds which combined have more than $32 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest hedge funds under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

Item 2: On March 23, 2017, the following materials were posted by Elliott to www.NewArconic.com:

NEW ARCONIC

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Arconic operates a world-class collection of assets that if managed properly, with prudent reinvestment of capital, should produce substantial returns for its shareholder owners. However, current management's persistent failure at these tasks for nearly a decade has destroyed considerable shareholder value. We believe a change of leadership is required to improve performance at Arconic today.

Alcoa TSR vs. Peers and S&P 500 During CEO Tenure
Alcoa has underperformed its peer group by 156% and the S&P 500 by 150%
PEER MEDIAN
S&P 500 INDEX
ALCOA UNDER KLAUS KLEINFELD
+87
+82
-69
2008
2009
2010
2011
2012
2013
2014
2015
2016

TSR Under Klaus Kleinfeld vs. Company Selected Peers
Alcoa Cumulative TSR Relative to Each Peer Median and S&P 500 under Klaus Kleinfeld
1-YEAR
2-YEAR
3-YEAR
4-YEAR
5-YEAR
6-YEAR
7-YEAR
8-YEAR
SINCE CEO
VS PROXY PEERS
VS INDUSTRIAL COMPANIES PEERS
VS MATERIALS COMPANIES PEERS
VS ALUMINUM PEERS
VS S&P 500

TSR: 5/1/2008-10/31/2016. Company Selected 2016 Proxy Peers: DU PONT (E.I.) DE NEMOURS, DOW CHEMICAL CO/THE, FREEPORT-MCMORAN INC, HUNTSMAN CORP, INTERNATIONAL PAPER CO, LYONDELLBASELL INDU-CL A, PPG INDUSTRIES INC, NEWMONT MINING CORP, NUCOR CORP, UNITED STATES STEEL CORP, 3M CO, CUMMINS INC, DANAHER CORP, DEERE & CO, EATON CORP PLC, EMERSON ELECTRIC CO, GENERAL DYNAMICS CORP, L-3 COMMUNICATIONS HOLDINGS, NORTHROP GRUMMAN CORP, RAYTHEON COMPANY.

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